United States

Securities And Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2011

Dover Motorsports, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway
Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement;

Item 2.05 Costs Associated with Exit or Disposal Activities;

Item 2.06 Material Impairments;

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;

Transfer of Listing, and

Item 7.01 Regulation FD Disclosure.

As previously announced on August 3, 2011, our Nashville Superspeedway facility will not seek to run any NASCAR-sanctioned events at the facility in 2012.

As a result, we concluded that it was necessary for us to review the carrying value of the long-lived assets at Nashville for impairment. Based on this review, we recorded a non-cash impairment charge of $15,687,000 ($10,197,000 after income taxes or $0.28 per diluted share) in the third quarter of 2011 to write down the carrying value of long-lived assets at the facility to fair value. Additionally, we incurred severance costs of approximately $150,000 that were expensed in the third quarter of 2011.

We provide a letter of credit to guarantee payment of certain tax exempt revenue bonds whose proceeds were used for public infrastructure improvements benefiting the Nashville facility. The bonds were originally issued by the Sports Authority of the County of Wilson in 1999 in the amount of $25,900,000 and $20,300,000 of this amount remains outstanding. Since the bonds are direct obligations of the Sports Authority and are payable from property and sales taxes generated from the facility, they have not historically been recorded on our consolidated balance sheet under generally accepted accounting principles. The decision not to promote NASCAR-sanctioned events in 2012 does not affect these bonds and they will continue to paid from any applicable taxes. Since the facility will no longer generate sales taxes from these events, we have estimated that a portion of the debt service will not be covered by applicable taxes. As a result, we recorded a $2,245,000 ($1,333,000 after income taxes or $0.04 per diluted share) long-term liability in the third quarter of 2011 related to our guarantee of these bonds not covered by applicable taxes.

Our Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “DVD.” We are required to maintain market capitalization of more than $50,000,000 (measured over a 30 day trading period) or stockholders’ equity of more than $50,000,000 in order to remain in compliance with NYSE continued listing standards. As a result of the impairment described above, when we report our stockholders’ equity in our next Form 10-Q, we expect that it will be below this threshold and we also expect that our 30 trading-day average market capitalization will be below the required threshold at the same time. This means we will be “below compliance” and therefore expect to receive notice from the NYSE that our stock could be delisted from trading on the NYSE.

We have spoken with officials at the NYSE and we will have the opportunity to submit an 18 month plan to the NYSE to demonstrate our ability to regain compliance with continued listing standards. We will have 45 days from the date of notice from the NYSE that we are “below compliance” in order to submit such a plan. However, there is no assurance that we will be able to formulate a plan that will be accepted by the NYSE. If the NYSE accepts the plan we submit, our Common Stock would continue to be listed on the NYSE, subject to our compliance with other NYSE continued listing requirements. If we are not able to regain compliance with NYSE listing standards or if our plan is rejected, our stock will be delisted from trading on the NYSE. The delisting of our stock from trading on the NYSE would result in the need to find another market on which our stock can be listed or cause our stock to cease trading on an active market, which could result in a reduction in the liquidity for our stock and a reduction in demand for our stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.
/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: October 24, 2011